EXHIBIT 5.1

May 29, 2009

Board of Directors

Precision Castparts Corp.

4650 SW Macadam Avenue, Suite 400

Portland, OR 97239

We have acted as counsel for Precision Castparts Corp. (the “Company”) in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering 500,000 shares of Company common stock to be issued by the Company pursuant to the Company’s Executive Deferred Compensation Plan and 100,000 shares of Company common stock to be issued by the Company pursuant to the Company’s Nonemployee Directors’ Deferred Compensation Plan (the “Shares”) and $20,000,000 in deferred compensation obligations under the Company’s Executive Deferred Compensation Plan and $5,000,000 in deferred compensation obligations under the Company’s Nonemployee Directors’ Deferred Compensation Plan (the “Interests”). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records and other instruments we deemed necessary for the purposes of this opinion.

Based on the foregoing, it is our opinion that:

1. The Company is a corporation duly organized and validly existing under the laws of the state of Oregon; and

2. The Shares and Interests have been duly authorized by all requisite action on the part of the Company and, when issued in accordance with the terms and conditions of the Plans, the Shares will be legally issued, fully paid and nonassessable and the Interests will be legally and validly issued and will represent the binding obligation of the Company to make payments of cash or Company common stock to the holders thereof in accordance with the terms and conditions of the Plans.

3. The Executive Deferred Compensation Plan and the Nonemployee Directors’ Deferred Compensation Plan (the “Plans”) are intended to qualify as unfunded plans maintained by the Company primarily for the purpose of providing deferred compensation for a select group of eligible persons, as defined in the Plans. Assuming such qualification, the Plans are exempt from the participation and vesting, funding, and fiduciary responsibility requirements of the Employee Retirement Income Security Act of 1974, as amended, and the provisions of the Plans have been drafted to comply with this exemption.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ STOEL RIVES LLP

STOEL RIVES LLP